Exhibit 23.2

1018, Tower B 500 Yunjin Road Shanghai, 200232, China Tel: 86 (21) 5407 5836 Fax: 86 (21) 3209 8500 www.frost.com

September 9, 2020

Huazhu Group Limited

No. 699 Wuzhong Road

Minhang District

Shanghai 201103

People’s Republic of China

To whom it may concern:

We hereby consent to the use of our name, Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., and our industry data and forecasts in (i) the Registration Statement (File No. 333-221129) on Form F-3 (the “Registration Statement”) of Huazhu Group Limited (the “Company”) filed on October 26, 2017, including post-effective amendments, and supplements to the Registration Statement and in any related prospectus, relating to the Company’s public offering of its securities, (ii) any other registration statement filed by the Company with the Securities and Exchange Commission (the “SEC”) and any amendment or supplement thereto (including the Company’s Registration Statement on Form S-8 (File No. 333-203460)), (iii) any document offering securities in the Company and (iv) any filings on Form 20-F or Form 6-K or other filings by the Company with the SEC (collectively, the “SEC Filings”). We further consent to the filing of this letter as an exhibit to the Registration Statement or a Current Report on Form 6-K incorporated by reference therein, and as an exhibit to any other SEC Filings. The Company has agreed to provide Frost & Sullivan with copies of all applicable sections of filings with the SEC prior to filing.

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.
/s/ Fox Hu
Name:	Fox Hu
Title:	Managing Director